Exhibit 99.1

      Raytheon Company
      Public Relations
     870 Winter Street
      Waltham, MA 02451
      http://www.raytheon.com

News release

FOR IMMEDIATE RELEASE

Contact:
Jon Kasle
781.522.5110

Raytheon Announces Executive Appointments

o	Richard R. Yuse Named President, Raytheon Space and Airborne Systems
o	John D. Harris II Named President, Raytheon Technical Services Company
o	David Wilkins Named Vice President of Contracts and Supply Chain

WALTHAM, Mass., (March 10, 2010) – Raytheon Company (NYSE: RTN) announced three new executive appointments today.

Richard R. Yuse, 58, has been named president, Raytheon Space and Airborne Systems (SAS) business, effective immediately. Yuse succeeds Jon C. Jones, who passed away on March 6th.

“Rick’s expertise in technology, his strong customer focus and operational excellence have been instrumental in making Raytheon a world leader in training services and mission support,” said William H. Swanson, Chairman and CEO of Raytheon. “I know Rick will bring this same dedication and leadership to his new role at SAS.”

In May 2007, Yuse was named president of Raytheon Technical Services Company (RTSC), which provides technical, scientific and professional services, as well as a full spectrum of training services and outsourcing for defense, federal and commercial customers worldwide. The business is based in Reston, Virginia.

Since joining Raytheon in 1976, Yuse has held positions of increasing responsibility on a variety of programs in the company. Prior to being named president of RTSC, Yuse served as vice president of Integrated Air Defense at Raytheon Integrated Defense Systems (IDS) business. In that role, he was responsible for all Air Defense programs within IDS for a variety of domestic and international customers.

Before leading Integrated Air Defense, Yuse was vice president of IDS’ Missile Defense business area where he was responsible for programs such as the Ballistic Missile Defense System (BMDS), Terminal High Altitude Area Defense (THAAD), Upgraded Early Warning Radar (UEWR) and the Sea-Based X-Band Radar (SBX).

Yuse earned both his bachelor’s and master’s degrees in electrical engineering from Northeastern University. A graduate of the Raytheon Advanced Management Program, Yuse is a faculty member of the Raytheon Executive Leadership Program and a member of the Raytheon Executive Diversity Leadership Team.

Raytheon Space and Airborne Systems is a leading provider of sensor systems giving military forces the most accurate and timely actionable information available for the network-centric battlefield. With 2009 revenues of $4.6 billion and 12,000 employees, SAS is headquartered in El Segundo, Calif. Additional facilities are in Goleta, Calif.; Forest, Miss.; Dallas, McKinney and Plano, Texas; and several international locations.

Harris Named President of Raytheon Technical Services Company

Raytheon Company has named John D. Harris II, 48, president, Raytheon Technical Services Company, effective immediately. Harris succeeds Richard R. Yuse and will be based in Reston, Virginia.

“In his 27 years with the company, John has developed the broad industry knowledge, leadership and technical expertise to excel in this new role. His deep understanding of Raytheon’s businesses and customers will support the continued growth and expansion of RTSC today and into the future,” said Swanson.

Most recently, Harris served as vice president of Raytheon Contracts and Supply Chain, where he was responsible for the leadership, direction and performance of both organizations and for the development and implementation of global Supply Chain solutions in the service of customers.

Harris joined Raytheon in 1983 and has held a series of increasingly senior roles in the company, including vice president of Contracts for Raytheon’s government and defense businesses and vice president of Operations and Contracts for Raytheon’s former Electronic Systems business. In this capacity, he was responsible for manufacturing, supply chain management, quality, environmental health and safety, and security for Raytheon Electronic Systems.

Harris served as Raytheon Executive Diversity Champion from January 2007 to December 2008, leading the Executive Diversity Leadership Team and providing strategic direction for the company’s diversity and inclusion efforts. In February, 2010, Harris was honored with the prestigious Black Engineer of the Year Award at the BEYA National Conference in Baltimore, Maryland.

Harris has served as Vice Chair of the board of directors of the Urban League of Eastern Massachusetts, is a member of the board of advisors for the National Contract Management Association, the Executive Leadership Council and Foundation, the board of directors of Exostar and the Procurement and Finance Executive Council Committee of the Aerospace Industries Association. He received a bachelor’s of science degree in business administration with concentrations in finance and operations from Boston University.

RTSC provides a full spectrum of technical, scientific and professional services to its defense, federal, international, and commercial customers worldwide. It specializes in training, logistics, engineering, product support, and operational support services and solutions for the Mission Support, homeland security, space, civil aviation, counterproliferation and counterterrorism markets.

Headquartered in Reston, Virginia, RTSC operates in 50 states, 80 countries and on all seven continents. The business has 9,500 employees and its 2009 revenue was $3.2 billion.

Wilkins Named Vice President of Contracts and Supply Chain

Raytheon has named David Wilkins, 50, vice president, Raytheon Contracts and Supply Chain, effective immediately. In his new role, Wilkins will join the Raytheon Leadership Team and report directly to Raytheon Chairman and CEO William H. Swanson.

Commenting on Wilkins’ appointment, Swanson said, “David brings a strong background in industry and government to his new role, which will benefit both our company and our customers.”

Wilkins previously served as vice president, Contracts for Raytheon’s Network Centric Systems (NCS) business, based in McKinney, Texas. He joined Raytheon NCS in January 2002 as director of Contracts for Command, Control and Communications Systems in Marlborough, Mass.

Before joining Raytheon, Wilkins served in a number of positions with increasing responsibility in the aerospace and defense industry. Wilkins has also served as a contracting officer and acquisition analyst at the DoD Space and Missile Systems Center in Los Angeles, Calif., and in the Air Force’s Contract Management Division in Anaheim, Calif.

Wilkins is a member of the Maryland Bar and the American Bar Association. He is also a Certified Professional Contract Manager (CPCM) through the National Contract Management Association. He received his bachelor’s degree in economics and financial management from the University of New Mexico in 1984 and his M.B.A. in 1985. He earned his law degree from Loyola Law School in Los Angeles in 1998. He also graduated from an Executive Graduate Program at the Harvard Business School and the Wharton School of Business in 2000.

Raytheon Company, with 2009 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 88 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control communications and intelligence systems; as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 75,000 people worldwide.

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